Exhibit 10.3

EXECUTIVE OFFICER

RESTRICTED STOCK AWARD AGREEMENT

PATTERSON-UTI ENERGY, INC.

2014 LONG-TERM INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made by and between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and                      (the “Recipient”) effective as of the          day of             , 20     (the “Grant Date”), pursuant to the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, the Company desires to grant to the Recipient the shares of equity securities specified herein (the “Shares”), subject to the terms and conditions of this Agreement;

WHEREAS, the Company and the Recipient desire that the remuneration provided under this Agreement meets the exception to the limitation on deduction contained in Section 162(m) of the of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Recipient desires to have the opportunity to hold Shares subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)	[For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Grant Date:

i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 1(a), the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(a); or

ii.	Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

iii.	Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.][1]

[1]	May be included in some forms of awards but not in others.

(b)	“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Shares issued to the Recipient hereunder and the obligation to forfeit and surrender such Shares to the Company.

(c)	“Restricted Shares” shall mean the Shares that are subject to the Forfeiture Restrictions under this Agreement.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in the Recipient’s name the following Shares as Restricted Shares: shares of the Company’s common stock, $.01 par value per share. The Company shall cause the Restricted Shares to be registered on the applicable stock transfer records in the Recipient’s name or shall cause certificates evidencing the Restricted Shares to be issued in the Recipient’s name, and, subject to the Forfeiture Restrictions and other terms and conditions of this Agreement, the Recipient shall have all the rights of a stockholder with respect to such Restricted Shares, including the right to vote such Shares. Regular, ordinary dividends paid with respect to the Restricted Shares in cash shall be paid to the Recipient currently. All other dividends and distributions, whether paid in cash, equity securities in the Company, rights to acquire equity securities in the Company or any other property shall be added to and become a part of the Restricted Shares, unless the Committee, in its sole discretion, determines that such other dividends or distributions shall be paid to the Recipient currently. If certificates evidencing the Restricted Shares are issued, upon issuance, the certificates shall be delivered to the Secretary of the Company or to such other depository as may be designated by the Committee under the Plan as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse and the withholding provisions of Section 7 have been satisfied. Effective as of the Grant Date, the Recipient shall deliver to the Company all stock powers, endorsed in blank, relating to the Restricted Shares. In accepting this award of Restricted Shares the Recipient accepts and agrees to be bound by all the terms and conditions of the Plan.

3.

Transfer Restrictions. The Restricted Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Notwithstanding the foregoing, the Recipient may assign or transfer the Restricted Shares granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income

Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the Recipient’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Recipient or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement and shall execute an agreement satisfactory to the Company evidencing such obligations and all requested stock powers, endorsed in blank, relating to the Restricted Shares; and provided further that the Recipient shall remain bound by the terms and conditions of the Plan. Further, the Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

4.	Vesting. The Shares that are granted hereby shall be subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall not lapse and the Restricted Shares shall not vest either in part or in whole unless the performance conditions for any of the periods reflected in the table on Exhibit A (the “Performance Periods”) are satisfied for a Performance Period (the “Performance Goals”) as set forth on Exhibit A:

If the applicable Performance Goal is achieved for any of the Performance Periods, then the Forfeiture Restrictions shall lapse and the Restricted Shares shall vest as follows (it being understood that the number of shares of Restricted Shares following attainment of the Performance Goal as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested Shares specified in subparagraph (a), (b), (c) or (d) below):

(a)	The Recipient shall become vested as to the Restricted Shares pursuant to the following vesting schedule:

[(i)	on the first anniversary of the Grant Date, 1/3 of the Restricted Shares subject to this Agreement shall vest;

(ii)	on the day of each month of the twenty-three (23) months thereafter, one thirty-sixth (1/36) of the Restricted Shares subject to this Agreement shall be vested and on the day of the thirty-sixth month following the Grant Date the remaining Restricted Shares subject to the Agreement shall be vested.]

[(i)	on , 20 , 1/3 of the Restricted Shares subject to this Agreement shall vest;

(ii)	on , 20 , 1/3 of the Restricted Shares subject to this Agreement shall vest; and

(iii)	on , 20 , the remaining 1/3 of the Restricted Shares subject to this Agreement shall vest.][2]

(b)	If the Recipient’s employment with the Company and all Subsidiaries is terminated for any reason other than death or disability before all the Shares have vested, the Shares that have not vested shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares.

(c)	In the event of the termination of the Recipient’s employment with the Company and all Subsidiaries due to death or disability before all of the Shares have vested, the Recipient shall be vested in the number of Restricted Shares equal to the sum of the following:

(i)	a number equal to the product of (A) 1/3 of the Restricted Shares that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 365 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 365, plus

(ii)	a number equal to the product of (A) 1/3 of the Restricted Shares that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 730 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 730, plus

(iii)	a number equal to the product of (A) 1/3 of the Restricted Shares that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 1095 days and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 1095.

(d)	[Upon the occurrence of a Change in Control of the Company, the Shares that have not vested as of the date of such Change in Control of the Company shall be 100% vested; provided, however, that this subparagraph (d) shall not apply if the Recipient is the Covered Person or forms part of the Covered Person as specified in Section 1(a)(i) that acquires 35% or more of either the Outstanding Company Common Stock or Outstanding Company Voting Securities and such acquisition constitutes a Change in Control of the Company.]

[2]	Each award will have either yearly or monthly vesting.

If the Performance Goal is not achieved by the end of the last Performance Period then the Forfeiture Restrictions shall not lapse and the Shares and all rights of the Recipient pursuant to this Agreement shall lapse and become null and void, and all of the Shares shall be forfeited to the Company, on the date the Committee determines that the Performance Goal for each and all of the Performance Periods has not been achieved. In addition, if the Performance Goal is achieved for any of the Performance Periods, any Shares that do not become vested pursuant to subparagraphs (a), (b), (c) or (d) above shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares

Upon the lapse of the Forfeiture Restrictions with respect to Shares granted hereby and the satisfaction of the withholding provisions of Section 7, the Recipient shall be entitled to a stock certificate representing such Shares and such Shares shall be transferable by the Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.	Restrictions on Transfer. Any certificate evidencing the Shares granted hereunder shall carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the Shares prior to the attainment of the performance goals and lapse of the foregoing restrictions. Unless otherwise provided herein, any Shares issued pursuant to this Award shall not be transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.

6.	Capital Adjustments and Reorganizations. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.

Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to the Recipient for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation (including, but not limited to, any such withholding obligation resulting from an election described in Section 8 of this Agreement), the Recipient shall deliver to the Company or such Subsidiary at the time of such receipt or lapse, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations. If the Recipient fails to do so, the Company or any of its Subsidiaries is authorized to withhold from wages or other amounts otherwise payable to such Recipient the minimum statutory withholding taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations. Subject to restrictions that the Committee, in its sole discretion, may impose, the Recipient may satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the

Company’s earnings), or by directing the Company to retain Shares (up to the Recipient’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement. The Company shall not be obligated to deliver or release any Shares granted hereby until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.

8.	Section 83(b) Election. The Recipient shall not exercise the election permitted under Section 83(b) of the Code, with respect to the Restricted Shares without the prior written approval of the Chairman of the Committee. If the Chairman of the Committee permits the election, the Recipient shall timely comply with the Recipient’s obligations under, and the Company and its Subsidiaries shall have all the rights under, Section 7 of this Agreement with respect to any tax withholding obligation relating to any such election.

9.	No Fractional Shares. All provisions of this Agreement concern whole Shares. Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

10.	Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Recipient, the Company or any of its Subsidiaries or guarantee the right to remain an employee of the Company or its Subsidiaries for any specified term.

11.	Legend. The Recipient consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 13.5 of the Plan as determined by the Committee.

12.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, by facsimile transmission or by courier or delivery service, to the Company at 450 Gears Road, Suite 500, Houston, Texas 77067, Attention: Chief Financial Officer, facsimile number (281) 765-7175, and to the Recipient at the Recipient’s address and facsimile number (if applicable) indicated beneath the Recipient’s signature on the execution page of this Agreement, or at such other address and facsimile number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.	Amendment and Waiver. Except as otherwise provided in Section 12.1 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

14.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.	Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Shares granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient, the Recipient’s Permitted Assignees, executors, administrators, agents, legal and personal representatives.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument

17.	Grant Subject to Terms of Plan and this Agreement. The Recipient acknowledges and agrees that the grant of the Restricted Shares hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Restricted Shares pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all effective as of the date first above written.

PATTERSON-UTI ENERGY, INC.:

By:
Name:
Title:

RECIPIENT:

Name:	[Name]
Address:

Facsimile No.:

IRREVOCABLE STOCK POWER

KNOW ALL MEN BY THESE PRESENTS, THAT the undersigned, FOR VALUE RECEIVED, has bargained, sold, assigned and transferred and by these presents does bargain, sell, assign and transfer unto Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), the Shares transferred pursuant to the Restricted Stock Award Agreement dated effective as of             , 20    , between the Company and the undersigned; AND subject to and in accordance with such Restricted Stock Award Agreement the undersigned does hereby constitute and appoint the Secretary of the Company the undersigned’s true and lawful attorney, IRREVOCABLY, to sell assign, transfer, hypothecate, pledge and make over all or any part of such Shares and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or his or her substitutes shall lawfully do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Stock Power effective the         day of             , 20    .

Name:	[Name]

EXHIBIT A

The Performance Goals for the applicable Performance Periods are set forth in the following table.

[The Forfeiture Restrictions shall not lapse and the Restricted Shares shall not vest either in part or in whole unless the Company’s earnings before interest, taxes, depreciation, and amortization as determined by the Committee based on the Company’s audited financial statements (“EBITDA”) for any of the periods reflected in the table below is equal to or greater than the amount required for such Performance Period as set forth below:]

For the Performance Period…	[the required Performance Goal is EBITDA for such period equal to or greater than…]